Morgan Stanley Tax-Free Daily Income Trust
77I- Terms of new or amended securities

Effective July 1, 2017, the Adviser to Morgan Stanley
Tax-Free Daily Income Trust (the "Fund") made those changes to its advisory fee waiver arrangement as described in the supplement to the Fund's Prospectus filed via EDGAR with the Securities and Exchange
Commission on June 30, 2017 (accession number
0001104659-17-042995) and incorporated by reference herein.